SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE SWISS HELVETIA FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
NOT APPLICABLE

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THE SWISS HELVETIA FUND, INC.
1270 Avenue of the Americas
New York, NY 10020

May 8, 2001

Dear Stockholder:

          Your vote at the Fund’s upcoming Annual Meeting of Stockholders on May 15 will help determine the future of your Fund. It is very important that you vote the White Proxy Card that accompanies this letter. You may have received a Blue proxy card from Bankgesellschaft Berlin A.G. (“Bank Berlin”) asking you to vote for their director nominees and to terminate your Fund’s agreement with Hottinger Capital Corp., the Fund’s investment advisor. We urge you to consider what we have to say before you vote.

Even if you have previously voted Bank Berlin’s blue proxy card, you can revoke that vote by voting again on the enclosed White Proxy Card by following the instructions at the end of this letter. We urge you to vote “FOR” our nominees for director and “FOR” continuance of the Fund’s investment advisory agreement. Please do not return any Blue proxy cards.

•	We know you have received a lot of paper over the past few weeks. We believe the real issues for you to consider are:
•	Which nominees are better qualified and will best represent the interests of all stockholders over the long term? We believe ours are. A brief summary of their qualifications appears below.
•	Does terminating Hottinger Capital Corporation further your interests as a stockholder of the Fund? No, in fact, we believe it would harm your Fund. For three years running your Fund has received “Number One” fund awards by Lipper in several categories.

•	We think that your Board’s nominees for director are extremely well qualified and have served you well. They provide the familiarity and experience with Swiss markets and the Swiss economy that is crucial to an investment in the Swiss equity markets.

•	Alexander de Takacsy is a professional banker. He has been Chairman of the Royal Bank of Canada’s operations in Switzerland, France, Germany and Belgium and head of its European International Department, having served as Senior Executive Vice President of the Royal Bank of Canada for 38 years.

•	Claude W. Frey was President of the Swiss Parliament and is and has been a member of the Swiss Parliament since 1979. He has represented Switzerland at the Council of Europe and holds various other positions in public service.

•	Eric R. Gabus was Chief Financial Officer and General Manager of Nestle, S.A. for approximately twelve years, Deputy Chairman of Credit Suisse First Boston for four years and, since his retirement, has served on various public and private boards in the Vevey-Neuchatel-Geneva areas. He has acted as Vice Chairman of the Fund since 1994.

To say the least, the loss of the experience of these three individuals (and the loss of the only two Swiss nationals and residents who are disinterested members of the Board), would not be in the best interests of stockholders.

•	The contribution of the three Bank Berlin nominees for Directors will not, in the opinion of the Board, in any way compare with the value the three Board nominees have contributed and will continue to contribute to the Fund as a result of their extensive background in Swiss business and political affairs. In their May 7 letter to stockholders, Bank Berlin basically acknowledged that the business experience of their nominees is limited to equity trading. If they were serious about enhancing the stewardship of your Fund, we think Bank Berlin would have put forward more qualified nominees.

•	Hottinger Capital Corp., a member of the Hottinger Group (one of Europe’s oldest and most experienced private banking firms), has been the Fund’s investment advisor since the Fund’s inception in 1987, and has achieved consistently strong results. As a result of the services of HCC:

•	the Fund was named the Number One fund in the Lipper Closed-End Fund Performance Analysis for Western European Funds for the ten-year period, as well as the one year period, ended December 31, 2000. This comes on top of receiving the 1998 and 1999 Ten Year awards.

•	As shown on the table on page 3, during the four year period ended December 31, 2000, the Fund had a compounded four year total return of 135.58% based upon net asset value in Swiss Franc terms. The Fund outperformed its benchmark Swiss Performance Index in each of such years as well as outperformed virtually all of its peer group in each and every one of such years.

•	In asking for your vote to terminate the Fund’s agreement with HCC, Bank Berlin has never pointed out to you just how well HCC has performed. If they did, we think you would arrive at the same conclusion we did: terminating HCC makes no sense at all.

•	We also note that HCC has agreed to bear a portion of the costs of our solicitation efforts. If HCC is terminated, we believe stockholders will likely suffer additional costs both in terms of the search for, and approval of, a new advisor and the prospect of an advisor that cannot achieve the levels of success achieved by HCC.

Thank you for your time and attention and please vote the WHITE proxy card.

The Board of Directors of The Swiss Helvetia Fund, Inc.

IMPORTANT VOTING INFORMATION

      If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today in the enclosed envelope.

      If your shares are held in “Street-Name”, only your broker or your bank can vote your shares. Please return your executed proxy to your financial institution or direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR proposals 1 and 2.

      We urge you not to sign any blue proxy card you may receive from Bank Berlin. If you previously submitted a blue proxy card to Bank Berlin, you can easily revoke that proxy card and change your vote by signing, dating and returning the enclosed WHITE proxy card in the enclosed envelope. Only the latest dated proxy card will count. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 STATE STREET, 10th FLOOR
NEW YORK, NEW YORK 10004
Banks and Brokers Call Collect:  (212) 440-9800               All Others Call Toll Free:   1 (800) 223-2064

Peer Group Performance Comparisons
Total Return Based Upon Net Asset Value in Swiss Franc Terms*

                                                                                   Compound
                                                                                   four year
                                      2000       1999       1998       1997       Performance
The Swiss Helvetia Fund, Inc.        14.06%     14.70%     15.89%     55.38%        135.58%
Swiss Performance Index**            11.91%     11.69%     15.36%     55.19%        123.77%
Swiss Market Index***                 7.47%      5.71%     14.28%     58.93%        106.34%
Switzerland iShares (Formerly         7.47%     12.52%     12.28%     44.59%        96.32%
called Webs Switzerland)****
Swiss Baer (Julius Baer)             11.70%      2.50%     13.60%     55.94%        102.82%
CS Equity Swiss Blue Chips           11.00%      7.60%     14.30%     59.60%        117.88%
Saraswiss (Bank Sarasin)              9.72%      6.87%     12.75%     53.62%        103.10%
UBS Equity Inv. Switzerland           7.40%      6.40%     12.80%     55.90%        100.96%
Pictet Valsuisse                      7.30%      9.36%     11.02%     55.67%        102.88%

Sources: DBAB, Management Companies, Morningstar and Bloomberg.

*      In each case except for Saraswiss, total return is calculated assuming reinvestment of all distributions. Fund’s listed, other than the Fund and the Switzerland iShares, are not registered with the Securities and Exchange Commission. Performance information for such funds is derived from their published investor reports.

**     The Swiss Performance Index is an index of more than 300 stocks issued by Swiss companies whose shares are traded on the Electronic Bourse System. The Swiss Performance Index is unmanaged and reflects no expenses, whereas the Fund has outperformed the Index even after taking into account the Fund’s expenses.

***    The Swiss Market Index is a capitalization weighted index of the 29 largest and most liquid stocks traded on the Electronic Bourse System.

****   Switzerland iShares are traded on the New York Stock Exchange and invest in most of the same stocks listed in the Morgan Stanley Capital International (Switzerland) Index. These stocks represent Switzerland’s largest and most established public companies, accounting for approximately 85 percent of the market capitalization of all of Switzerland’s publicly traded stocks. Performance of iShares is calculated based upon the December 31 closing prices for each year using the U.S. Dollar/Swiss Franc exchange rate as of the close of each such date, as reported by Bloomberg. Such exchange rates were as follows: 12/31/96 USD/CHF = 1.339; 12/31/97 CHF/USD = 1.462; 12/31/98 CHF/USD = 1.374; 12/31/99 CHF/USD = 1.59; and 12/31/00 USD/CHF = 1.6149.

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